Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Registration Statement of Vitesse Semiconductor Corporation on Form S-4 of our report on the financial statements of Multilink Technology Corporation at December 31, 2002 and 2001, and for the three years in the period ended December 31, 2002, dated February 19, 2003, appearing in the Prospectus, which is part of this Registration Statement, and of our report dated February 19, 2003 relating to the financial statement schedules appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

July 2, 2003